SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934


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                                              (as permitted by Rule 14c-5(d)(2))


                          Hillview Investment Trust II
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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





                          Hillview Investment Trust II
                             700 The Times Building
                           Ardmore, Pennsylvania 19003



May 6, 2004



Dear Fund Shareholder:

As of February 17, 2004, Century Capital Management LLC ("Century") has been added as an investment sub-adviser to the Hillview Alpha Fund (the "Fund"). Replacing Shaker Investments LLC, Century joins Harris Associates LP, Ironwood Capital Management, LLC, Pzena Investment Management LLC and Frontier Capital Management Company, LLC on the Fund's advisory team. Century's investment approach focuses on proprietary fundamental research to identify companies that will grow faster than the overall market.

The next few pages of this package feature more information regarding the addition of Century as an investment sub-adviser to the Fund.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund. If you have any questions, please call us at (800) 660-9418.






                                                     Sincerely,


                                                     /s/ David M. Spungen
                                                     David M. Spungen
                                                     Chairman of the Board
                                                     and President

                          Hillview Investment Trust II
                             700 The Times Building
                           Ardmore, Pennsylvania 19003


                              INFORMATION STATEMENT

                   TO SHAREHOLDERS OF THE HILLVIEW ALPHA FUND

This document is an Information Statement and is being furnished to shareholders of the Hillview Alpha Fund (the "Fund") in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the "SEC"). The Fund is a diversified series of Hillview Investment Trust II (the "Trust"). Hillview Capital Advisors LLC (the "Manager") serves as manager to the Fund and currently allocates the Fund's assets among Century Capital Management LLC ("Century"), Harris Associates LP, Ironwood Capital Management, LLC, Pzena Investment Management LLC and Frontier Capital Management Company, LLC, which serve as investment sub-advisers to the Fund.

Under the SEC order, the Manager may enter into new or modified sub-advisory agreements with existing or new investment sub-advisers without approval of the Fund's shareholders, provided that an Information Statement is sent to shareholders of the affected portfolios explaining any changes and disclosing the aggregate fees paid to the sub-advisers as a result of those changes. The Board of Trustees reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about May 6, 2004, to shareholders of record of the Fund as of March 30, 2004 (the "Record Date"). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders. As of the Record Date, 7,755,036.898 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Manager, the executive officers and Trustees of the Fund as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.

Appointment of Century Capital Management LLC

On February 6, 2004, the Board of Trustees (the "Board") of the Trust approved Century to provide sub-advisory services with respect to the Fund. Effective February 17, 2004, Century, Harris Associates LP, Ironwood Capital Management, LLC, Pzena Investment Management LLC and Frontier Capital Management Company, LLC (collectively the "Sub-Advisers") each manage a portion of the Fund. The Manager continues to oversee the Sub-Advisers.

No officers or Trustees of the Fund are officers, employees, directors, general partners or shareholders of Century. In addition, since July 1, 2003, the beginning of the Fund's last fiscal year, no Trustee of the Fund has had, directly or indirectly, a material interest in, material transaction with or material proposed transaction with Century, any parent or subsidiary of Century or any subsidiary of the parent of such entities.

At the Board meeting on February 6, 2004, the Manager proposed to the Board the termination of the sub-advisory agreement with Shaker Investments LLC ("Shaker") and the appointment of Century as a sub-adviser to the Fund. In considering the appointment of Century as investment sub-adviser, the Board reviewed the proposed services to be provided by Century and analyzed the factors it deemed relevant, including the nature, quality and scope of services proposed for the Fund. The Board listened to and evaluated presentations on Century's history, management and the expertise of its staff. The Board reviewed Century's investment approach, business structure and the business experience of the professionals running the firm. The Board also reviewed the investment performance of similar portfolios for which Century has provided comparable services. After considering Century's role in the overall investment portfolio of the Fund and discussing Century's screening process for stock selection, the Board reviewed the Manager's expectations of Century and the reasons that the Manager considers Century to be a desirable choice as a sub-adviser. The Board also considered the compensation proposed for Century's services to the Fund.

After review of the above factors, the Board, including separately all Independent Trustees, unanimously approved the appointment of Century to serve as investment sub-adviser to the Fund and to provide related advisory services. At the same time, the Board terminated Shaker as a sub-adviser to the Fund.

Description of the Sub-Advisory Agreement with Century Capital Management LLC

The Manager has entered into a sub-advisory agreement (the "Agreement") with Century to manage a specific portion of the Fund and provide a continuous investment program with respect to that portion, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. Century is responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund and will provide services under the Agreement in accordance with the Fund's investment objective, policies and restrictions and the description of its investment strategy and style. The Agreement is identical in all material respects to the previous agreement with Shaker, other than changes to the named sub-adviser, the dates and the fees payable by the Fund, as discussed below. The Agreement became effective on February 17, 2004 and will continue in effect for an initial term of two years. Thereafter, the Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding shares of the Fund and also, in either event, if approved by a majority of Independent Trustees.

Under the Agreement, Century receives an annual sub-advisory fee of 0.96% of the average daily net assets of the portion of the Fund's portfolio it manages. The compensation payable to Century does not result in an increase in the Fund's overall management and advisory fee level previously approved by the Fund's initial shareholder. The Fund's initial shareholder approved an effective overall management and advisory fee level of 1.38% which represented the management fee to be paid to the Manager and the highest expected composite of the fees to be paid to each then-current sub-adviser assuming a target allocation of assets among the then-current sub-advisers. The effective overall management and advisory fee level under the current sub-advisory arrangements is 1.13%.

The Agreement does not protect Century against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misconduct, bad faith, or negligence in the performance of its duties or failure to comply with its obligations under the Agreement.

The Agreement automatically terminates upon its assignment and may be terminated without penalty at any time by the Manager on not less than 30 days' written notice to Century, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund. Century may also terminate the Agreement without penalty upon 30 days' written notice to the Trust.

About Century Capital Management LLC

Century, located at 100 Federal Street, Boston, Massachusetts 02110, is 100% employee-owned and controlled. The firm traces its origin to the 1928 establishment of Century Shares Trust, America's fifth oldest mutual fund. Century manages assets of no-load mutual funds, separate accounts and private equity partnerships for institutional investors, and as of January 31, 2004, had over $973 million under management. Alexander L. Thorndike has primary responsibility for sub-advising the portion of the Fund's assets managed by Century. Mr. Thorndike joined Century in 1999 and has over 12 years of investment experience.

Century's investment approach focuses on in-house fundamental research to identify companies that will grow faster than the overall market. This strategy uses a bottom-up stock selection process, with an emphasis on established service-based companies. Importance is also placed on company visits, business modeling and the analysis of balance sheets, revenues and financial notes. Under normal circumstances, Century will hold 30-35 stocks.

The names and principal occupations of the principal executive officers and each director of Century, all located at 100 Federal Street, Boston, Massachusetts 02110, are listed below.

---------------------------------------- ---------------------------------------
  Name                                     Title / Principal Occupation
---------------------------------------- ---------------------------------------
Davis R. Fulkerson                         Managing Partner and
                                           Executive Board Member
---------------------------------------- ---------------------------------------
Alexander L. Thorndike                     Managing Partner and
                                           Executive Board Member
---------------------------------------- ---------------------------------------
Allan W. Fulkerson                         Executive Board Member
---------------------------------------- ---------------------------------------
William A. Lowell                          Executive Board Member
---------------------------------------- ---------------------------------------

Certain information provided by Century regarding another fund for which it serves as investment adviser and which has an investment objective similar to that of the Fund is as follows:

  --------------------- ------------------------------------ -------------------
  Fund Name             Fee Schedule                         Net Assets as of
                                                             March 30, 2004
  --------------------- ------------------------------------ -------------------

  Century Small Cap     Century receives a management fee    $208,500,000
  Select Fund           at an annual rate of 0.95% of the
                        Fund's average daily net assets
  --------------------- ------------------------------------ -------------------


Portfolio Transactions
For the fiscal year ended June 30, 2003, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Trust is a management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and was organized as a Delaware business trust on April 14, 2000. The Trust's principal executive office is located at 700 The Times Building, Ardmore, PA 19003. The principal offices of both the principal underwriter of the Fund, PFPC Distributors, Inc., and the administrator of the Fund, PFPC Inc., are located at 301 Bellevue Parkway, Wilmington, DE 19809. The Fund's custodian is PFPC Trust Company, located at 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, PA 19153. The Fund's counsel is Kirkpatrick & Lockhart LLP, located at 1800 Massachusetts Avenue, N.W., Washington, DC 20036-1800.

YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION STATEMENT OR A COPY OF THE FUND'S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO HILLVIEW CAPITAL ADVISORS AT 700 THE TIMES BUILDING, ARDMORE, PA 19003, OR BY CALLING (800) 660-9418.

                                   APPENDIX A

         As of March 30, 2004, the following persons owned of record, or were known to own beneficially, more than 5% of the outstanding shares of the Fund.

                                   Owner of      Beneficial         Percentage
                                   Record        Owner              of Shares

Batrus & Co.                           X                             69.9603%
C/O Bankers Trust Co.
PO Box 9005
Church Street Station
New York, NY 10008

MAC & Co. Omnibus                      X                             13.4338%
Mellon Private Wealth Management
Attn:  Mutual Fund Operations
PO Box 534005
Pittsburgh, PA 15253-4005



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